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                                                                      EXHIBIT 99


Joint Purchasing Corp. to Distribute Retractable Technologies' VanishPoint Safety Syringes

NEW YORK--(BW HealthWire)--Oct. 25, 2001--Joint Purchasing Corporation (JPC), a non-profit health services organization based in New York, announced today that the VanishPoint(R) automated retraction safety syringe is now available through its wide-reaching distribution network. Through a supply agreement between JPC and Abbott Laboratories Inc. (NYSE: ABT), marketer of VanishPoint(R) safety needle devices, JPC continues its long history of negotiating aggressive contracts to provide healthcare facilities with top-quality, innovative products. VanishPoint(R) safety needle products are manufactured and distributed by Retractable Technologies, Inc. (AMEX: RVP), which is based in Little Elm,
                                         ---
Texas.

Retractable's VanishPoint(R) syringe offers healthcare workers revolutionary protection against accidental needlestick injuries, which can transmit potentially deadly diseases such as HIV/AIDS and hepatitis B and C. The VanishPoint(R) syringe, one of the safest on the market, is designed for safe, simple, easy and accurate dosing. "The VanishPoint(R) syringe, unlike any other syringe on the market, retracts its needle directly from the patient into the barrel of the device, once the injection is complete. This unique advantage has proven crucial in the prevention of dangerous needlestick injuries," explains Harry Abolafia, JPC's Assistant Vice President of Pharmacy. According to the Centers for Disease Control (CDC), more than 600,000 such injuries are reported annually in the U.S. by healthcare workers.

Over the last three years, the breakthrough technology of the VanishPoint(R) syringe and blood collection tube holder has helped serve as a catalyst for the passage of state and federal safety needle legislation. On November 6, 2000, President Clinton signed into law the Needlestick Safety and Prevention Act. As a result of the passage of this law, the Occupational Safety and Health Administration (OSHA) revised bloodborne pathogens standard went into effect on April 18, 2001. The standard directs employers to use safety devices to reduce the risk of needlestick injuries. It also gives frontline healthcare workers a voice in the selection of safety devices and establishes a new sharps injury log. The log will include information on the type and brand of device used, an explanation of the incident, and where the injury occurred.

Retractable Technologies is widely recognized throughout the healthcare industry for the exceptional quality and safety of its syringes. Through this contract with Abbott Laboratories, users are offered competitive pricing for this product and the benefit of two reputable and financially sound companies to manufacture and distribute VanishPoint(R) syringes.

JPC is an innovative, non-profit, health services organization headquartered in New York that helps healthcare providers strengthen their bottom line by assisting in the implementation of cost control and resource management strategies. JPC began in 1922 as a shared services arm for hospitals, synagogues and social services organizations, primarily in the New York metropolitan area. To learn more about JPC and Retractable, please visit www.jpc.org and www.vanishpoint.com, respectively.

CONTACT: Joint Purchasing Corporation
Christine Sone, 800/416-8229
or
Retractable Technologies, Inc.
Phillip L. Zweig, 212/490-0811